Exhibit 23.1

Consent of Independent Registered Public Accountants



Board of Directors
Mid-Wisconsin Financial Services, Inc.
Medford, Wisconsin


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-37264) and Form S-3 (No. 333-138229) of Mid-Wisconsin Financial Services, Inc. of our report dated February 19, 2008, relating to the consolidated balance sheets of Mid-Wisconsin Financial Services, Inc. and Subsidiary as of December 31, 2007and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for the three years in the period ended December 31, 2007, which appears in the December 31, 2007, Form 10-K of Mid-Wisconsin Financial Services, Inc.


WIPFLI LLP
Wipfli LLP


March 20, 2008
Green Bay, Wisconsin